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EXHIBIT  4.3  BOARD  RESOLUTION




                       UNANIMOUS WRITTEN CONSENT TO ACTION
                          BY THE BOARD OF DIRECTORS OF
                               MULLER MEDIA  INC.
                  IN LIEU OF SPECIAL MEETING NOVEMBER 5TH 2002

The Board of Directors of MULLER MEDIA INC., a Nevada Corporation, (the "Corporation"), by consent in writing pursuant to the authority contained in the corporate law and without the formality of convening a meeting, does hereby consent to the taking of the following action and the adoption of the following resolutions, such action and resolutions to have the same force and effect as though duly taken and adopted at a meeting of the directors, duly called and held:

RESOLVED: That the Company annuls and accepts back for cancellation and return to Treasury share certificate number 275 from Rubin Investment Group Inc. in the amount of five hundred thousand common shares issued previously to Rubin Investment Group Inc.

FURTHER RESOLVED: That the Officers of the Company are authorized to take any and all actions and execute any and all documents


Executed this 5th day of November, 2002.

Authorized by Board of Directors

/s/ John J Adams
_____________________________
Signed John J Adams, Director and Chairman

/s/ Clifford S. Postelnik
_____________________________
Signed Clifford S. Postelnik, Director, Vice-president and Secretary